                            SCHEDULE 14A INFORMATION
                    PROXY STATEMENT PURSUANT TO SECTION 14(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. __)

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or
    Section 240.14a-12


                                INTERLIANT, INC.
 -------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)
 -------------------------------------------------------------------------------

(Name of Person(s) Filing Proxy Statement if other than the Registrant) Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
         1) Title of each class of securities to which transaction applies:
         2) Aggregate number of securities to which transaction applies:
         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
         4) Proposed maximum aggregate value of transaction:
         5) Total fee paid:
[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
         1) Amount Previously Paid:
         2) Form, Schedule or Registration Statement No.:
         3) Filing Party:________________________________________________
         4) Date Filed:

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--------------------------------------------------------------------------------



                               [LOGO] INTERLIANT

                               INTERLIANT, INC.

                                   NOTICE OF

                        SPECIAL MEETING OF STOCKHOLDERS

                                   AND PROXY

                                   STATEMENT

                        MEETING DATE: December 11, 2001



--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               INTERLIANT, INC.

                               -----------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                               DECEMBER 11, 2001

                               -----------------

   A Special Meeting of Stockholders of Interliant, Inc. will be held in the Conference Room at the Centre at Purchase, 4 Manhattanville Road, Purchase, New York on December 11, 2001, at 10:00 a.m. E.S.T. for the following purposes:

      1. To approve the issuance of shares of Interliant's Common Stock upon conversion of 10% Convertible Senior Notes of Interliant and upon exercise of warrants which may be issued in exchange for Interliant's 7% Convertible Subordinated Notes, and in certain other events;

      2. To approve an amendment to Interliant's Certificate of Incorporation to increase the number of authorized shares of Interliant's Common Stock from 200,000,000 shares to 250,000,000 shares;

      3. To approve an amendment to Interliant's 1998 Stock Option Plan increasing the number of shares of Common Stock available for grant under such Plan and increasing the maximum number of shares of Common Stock that may be subject to Options granted to any Optionee during any one calendar year;

      4. To transact such other business, if any, as may properly come before the meeting or any adjournment thereof.

   Stockholders of record at the close of business on October 29, 2001 are entitled to receive notice of, and to vote at, the Special Meeting.

                                          By Order of the Board of Directors,

                                         /s/ BRUCE S. KLEIN
                                          Bruce S. Klein
                                          Secretary

                                PROXY STATEMENT

                               -----------------

                              GENERAL INFORMATION

   These proxy materials are furnished in connection with the solicitation by the Board of Directors of Interliant, Inc. ("Interliant," "the Company," "our," "we," or "us"), a Delaware corporation, of proxies to be voted at the Special Meeting of Stockholders (the "Special Meeting") or at any adjournment or postponement thereof.

   You are invited to attend this Special Meeting on December 11, 2001, beginning at 10:00 a.m. E.S.T. in the Conference Room at the Centre at Purchase, 4 Manhattanville Road, Purchase, New York.

   This Proxy Statement, form of proxy and voting instructions are being mailed to our stockholders on or about November 20, 2001.

   Stockholders Entitled to Vote. Holders of shares of Interliant's common stock, par value $.01 per share (the "Common Stock"), at the close of business on October 29, 2001, the record date for the Special Meeting, are entitled to receive notice of and to vote their shares at the Special Meeting. As of that date, there were 51,728,705 shares of Common Stock outstanding. Each share of Common Stock is entitled to one vote on each matter properly brought before the Special Meeting.

   Proxies. Your vote is important. Stockholders of record may vote their proxies by marking the appropriate boxes on the enclosed proxy card and by signing, dating and returning the card in the enclosed envelope.

   You may revoke your proxy and reclaim your right to vote up to and including the day of the Special Meeting by (1) giving written notice of revocation to the Inspectors of Election, Mellon Investor Services, 85 Challenger Road, Ridgefield Park, NJ 07660, (2) timely delivery of a valid, later-dated proxy or
(3) voting by ballot at the Annual Meeting.

   Vote at the Special Meeting. Your mail-in vote will not limit your right to vote at the Special Meeting if you later decide to attend in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the meeting.

   All shares that have been properly voted, and not revoked, will be voted at the Special Meeting in accordance with your instructions. If you sign and return your proxy card but do not give voting instructions, the shares represented by the proxy will be voted by the Proxy Committee as recommended by the Board of Directors.

   The Proxy Committee consists of Bruce Graham, President, Chief Executive Officer and Director, and Bruce S. Klein, Senior Vice President, General Counsel and Secretary. Proxy cards, unless otherwise indicated by the stockholder, also confer upon the Proxy Committee discretionary authority to vote all shares of stock represented by the proxies on any matter which properly may be presented for action at the Special Meeting even if not covered herein. The Board of Directors is not aware of any matter for action by the stockholders at the Special Meeting other than the matters described in the Notice.

   Quorum. The presence, in person or by proxy, of the holders of a majority of the shares of Common Stock issued and outstanding entitled to vote at the Special Meeting is required to constitute a quorum.

                                  PROPOSAL I

                     APPROVAL OF ISSUANCE OF COMMON STOCK

   Interliant has offered to exchange (the "Exchange Offer") cash, warrants and 10% Convertible Senior Notes due 2006 (the "New Notes") for up to $38.025 million principal amount of outstanding 7% Convertible Subordinated Notes due 2005 (the "Old Notes"). Pursuant to the Exchange Offer, each $1,000 of principal amount of Old Notes is exchangeable for $70.00 in cash, warrants (the "Warrants") to purchase an aggregate of 67.50 shares of Common Stock (at an exercise price of $0.60 per share) and $270 principal amount of New Notes (which are convertible into shares of Common Stock at a price of $1.00 per share). Interliant has also entered into a binding Recapitalization and Exchange Agreement (the "Recapitalization and Exchange Agreement") with holders of an aggregate of approximately $126.8 principal amount of Old Notes to exchange such Old Notes for the same consideration provided in the Exchange Offer. In addition, Interliant is reserving approximately $10.1 million of New Notes for issuance to settle outstanding earn-out obligations related to prior acquisitions by Interliant. Accordingly, $54.6 million aggregate principal amount of New Notes (together with any additional New Notes which may be issued as payment of interest on the New Notes) may be issued. The conversion of all of the New Notes (excluding New Notes which may be issued as payment of interest) and the exercise of all of the Warrants would result in the issuance by Interliant of an aggregate of approximately 65.7 million shares of Common Stock, representing approximately 131% of the presently outstanding shares of Common Stock.

   Interliant's Board of Directors believes that two of the major problems Interliant faces are its large debt burden and the uncertainty surrounding its ability to satisfy its obligations under the Old Notes. Interliant is currently in default under the Old Notes due to its failure to make the interest payment on these notes by September 15, 2001, the end of the grace period for such payment. Given Interliant's current financial condition, it is unlikely that Interliant would be able to continue to carry a large amount of debt and to satisfy its obligations under the Old Notes.

   Interliant is making the exchange offer in an effort to eliminate, or at least reduce, these problems. The exchange offer, if all Interliant's holders of Old Notes were to accept it, and the closing of the transaction covered by the Recapitalization and Exchange Agreement, would reduce Interliant's debt represented by the Old Notes by approximately $120.3 million, increase Interliant's shareholders' equity by approximately $67.7 million and eliminate the uncertainty about whether Interliant will be able to meet its obligations under the Old Notes. Interliant's Board believes that this should:

  . improve Interliant's stock price performance and thereby increase the effective returns on the package of securities provided to the holders of the Old Notes in the exchange offer,

  . enhance Interliant's ability to continue to obtain financing for working capital, new product development, capital expenditures and other needs,

  .  enhance Interliant's competitive position,

  .  increase management's incentives, and

  . improve Interliant's ability to adjust in a timely fashion to changing market conditions.

   Set forth below is a description of the New Notes and the Warrants.

                                   NEW NOTES

Debt Securities Offered.....  Up to $54.6 million aggregate principal amount of
                              10% Convertible Senior Notes due 2006 ("New
                              Notes") together with any additional New Notes which may be issued as payment of interest on the New Notes. Of the $54.6 million, approximately $34.2 million is to be issued to the parties to the Recapitalization and Exchange Agreement, up to approximately $10.3 million is to be issued in the Exchange Offer and approximately $10.1 million is reserved for issuance to settle outstanding earn-out obligations related to prior acquisitions by Interliant.

Maturity Date...............  December 15, 2006.

Interest....................  Interest on the New Notes will accrue at the rate of 10% per annum and will be payable semiannually on June 15 and December 15 of each year, commencing on June 15, 2002. We may, at our option, and in our sole discretion pay any or all of the interest payable in respect of the New Notes on any interest payment date (other than the interest payment date occurring upon maturity of the New Notes) by means of the issuance of additional New Notes dated the date of such interest payment date, each in an aggregate principal amount equal to the amount of such interest.

Conversion..................  A holder of a New Note is entitled to convert it into shares of Common Stock at any time on or prior to maturity, provided, that if a New Note is called for redemption, the holder is entitled to convert it at any time before the close of business on the last business day prior to the redemption date. The initial conversion price for the New Notes is $1.00 per share of Common Stock. The conversion price is subject to adjustment upon the occurrence of certain events.

Ranking; Subordination......  The New Notes will be senior to any indebtedness of Interliant other than:

                             .  Senior Indebtedness, as defined in the
                                indenture for the New Notes;

                             . Indebtedness resulting from the restructuring of our existing obligations or liabilities incurred in connection with the acquisition of a particular company that are payable on a deferred basis and are based, in whole or in part, on performance of such company, which indebtedness may be pari passu with the indebtedness evidenced by the New Notes;

                             . Indebtedness resulting from the restructuring of our existing capital lease obligations and equipment leases; or

                             . Indebtedness that the holders of not less than a majority in principal amount of the New Notes shall agree may be pari passu with the indebtedness evidenced by the New Notes.

Listing.....................  The New Notes are not listed for trading on any national securities exchange or authorized to be quoted in any inter-dealer quotation system of any national securities association and we do not intend to apply for either listing or quotation.

Optional Redemption.........  At any time on or after the earlier of December
                              15, 2002 or a Change of Control, we will be entitled to redeem the New Notes for cash as a whole at any time, or from time to time in part, upon not less than 30 days' nor more than 60-days' notice of redemption given by mail to holders of New Notes, unless a shorter notice is satisfactory to the

                              Trustee, at a redemption price equal to the aggregate principal amount thereof plus accrued interest to the redemption date.

Change of Control...........  In the event of any Change in Control of
                              Interliant, each holder of New Notes will have the right, at the holder's option, subject to the terms and conditions of the indenture, to require us to purchase all or any part of the holder's New Notes. Each holder of New Notes will have the right to require us to make that purchase on the date that is 45 business days after the occurrence of the Change in Control at a price equal to 100% of the principal amount of that holder's New Notes plus accrued interest to the Change in Control Purchase Date.

                                   WARRANTS

Securities Issued Upon
  Exercise..................  Common Stock, par value $0.01 per share.

Exercise Price..............  $0.60 per share, subject to standard anti-dilution adjustments.

Expiration Date.............  December 15, 2006 at 5:00 p.m. New York time.

Manner of Exercise..........  Exercisable at any time prior to the expiration date by surrendering the Warrant Certificate at the principal executive offices of The Chase Manhattan Bank, the warrant agent, with payment in full of the exercise price. In addition, upon the occurrence of a Change of Control, holders of Warrants may elect to receive, without the payment of additional consideration, shares of Common Stock equal to the value of the Warrants then held by the Warrantholder, as determined by Interliant in accordance with the formula set forth in the Warrant Agreement between Interliant and The Chase Manhattan Bank.

Merger or Consolidation.....  In the event we consolidate with or merge into another entity and we are not the survivor entity, or in the event we sell or convey substantially all of our property, and, in connection with such merger, consolidation or sale, shares of stock, other securities, property, or cash are issuable or deliverable in consideration or exchange for our capital stock, we will give each Warrant holder at least 10 days prior written notice of the consummation of such transaction and we will be obligated to make proper provision in any merger or consolidation agreement to ensure that the holder of each Warrant, upon the exercise of any Warrants owned by such holder at any time after the consummation of any of the transactions described in this paragraph, will be entitled to receive, at the exercise price then in effect, the shares of stock, other securities or property received as consideration in that transaction instead of shares of our common stock or other securities issuable to the Warrant holder upon the exercise of the Warrants immediately prior to such transaction.

Fractional Shares...........  No fractional shares of common stock will be issued in connection with any exercise of Warrants. In lieu of such fractional shares we will make a cash payment based upon the fair market value of the common stock on the date of exercise.

   Set forth below is a comparison of the New Notes and the Old Notes.

                                   The Old Notes                          The New Notes
                                   -------------                          -------------
Issue................. 7% convertible Old Notes.              10% convertible New Notes.

Security.............. Unsecured                              Unsecured

Issue Date............ February 16, 2000                      December 15, 2001

Conversion............ Convertible until maturity at a rate   Convertible until maturity at a rate
                       of 18.8324 shares of common stock      of 1.00 share of Common Stock per
                       per $1,000 principal amount,           $1.00 principal amount, subject to
                       subject to adjustment.                 adjustment.

Principal Amount...... $164.8 million                         $54.6 million (together with any
                                                              New Notes which may be issued
                                                              payment of interest on New Notes).

Coupon................ 7%                                     10%

Maturity.............. February 16, 2005                      December 15, 2006

Interest Payments..... In cash, semi-annually on each         At our option, in cash or additional
                       February 16 and August 16.             New Notes, semi-annually on each
                                                              June 15 and December 15.

Ranking; Subordination The Old Notes rank pari passu with     The New Notes will rank senior to
                       all of Interliant's intercompany debt  the Old Notes. The New Notes will
                       and junior to all of Interliant's      be subordinated to all of Interliant's
                       senior indebtedness, including the     existing and future senior
                       New Notes.                             indebtedness, working capital
                                                              obligations and capital lease
                                                              obligations.

Optional Redemption... At any time on or after February 16,   At any time on or after the earlier of
                       2003, we will be entitled to redeem    December 15, 2002 or a Change of
                       the Old Notes for cash as a whole at   Control, we will be entitled to
                       any time, or from time to time in      redeem the New Notes for cash as a
                       part, upon not less than 30 days' nor  whole at any time, or from time to
                       more than 60-days' notice of           time in part, upon not less than 30
                       redemption given by mail to holders    days' nor more than 60-days' notice
                       of Old Notes, unless a shorter         of redemption given by mail to
                       notice is satisfactory to the Trustee, holders of New Notes, unless a
                       at a redemption prices equal to the    shorter notice is satisfactory to the
                       aggregate principal amount thereof     Trustee, at a redemption prices
                       plus accrued cash interest to the      equal to the aggregate principal
                       redemption date. Any redemption        amount thereof plus accrued cash
                       of the Old Notes must be in integral   interest to the redemption date. Any
                       multiples of $1,000 principal          redemption of the New Notes must
                       amount.                                be in integral multiples of $1.00
                                                              principal amount.

                                          The Old Notes                       The New Notes
                                          -------------                       -------------
Repurchase at Option of Holder Holders can cause Interliant to     Holders can cause Interliant to
                               repurchase the Old Notes at par     repurchase the New Notes at par
                               (subject to certain adjustments)    (subject to certain adjustments)
                               following a "Change of Control"     following a "Change of Control"
                               affecting Interliant (as defined in affecting Interliant (as defined in
                               the indenture for the Old Notes).   the indenture for the New Notes).

Covenants..................... Interliant is not restricted from   Interliant is restricted from
                               incurring additional indebtedness   incurring certain additional
                               senior to the indebtedness          indebtedness.
                               evidenced by the Old Notes.

   The affirmative vote of holders of a majority of shares represented at the Special Meeting is required for the approval of the issuance of Common Stock upon conversion of the New Notes and exercise of the Warrants. The Board of Directors of Interliant deems the approval of the issuance to be in the best interest of Interliant and its Stockholders and recommends that holders of Common Stock vote FOR Proposal I.

   WEB Hosting Organization LLC and SOFTBANK Technology Ventures, which collectively own a majority of our outstanding shares of Common Stock have indicated their intent to vote in favor of this proposal at the Special Meeting and, accordingly, the approval of this proposal is assured.

                                  PROPOSAL II

                          APPROVAL OF AN AMENDMENT TO
                       THE CERTIFICATE OF INCORPORATION

   The Board of Directors has determined that it is in the best interests of the Company and its stockholders to amend the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock of the Company from 200,000,000 to 250,000,000 shares. The increase in the number of shares is necessary to enable Interliant to have sufficient shares of Common Stock available for issuance upon the conversion of the New Notes and the exercise of the Warrants. Accordingly, the Board of Directors has approved the proposed amendment to the Certificate of Incorporation, in substantially the form attached hereto as Exhibit A (the "Amendment"), and hereby solicits the approval of the Company's stockholders of the Amendment.

   If the stockholders approve the Amendment, the Board of Directors currently intends to file the Amendment with the Secretary of State of the State of Delaware as soon as practicable following such stockholder approval.

Purpose of the Proposed Amendment and Restatement

   The primary purpose of the 50,000,000 share increase in the number of authorized shares of Common Stock is to enable Interliant to have sufficient shares of Common Stock available for issuance upon the conversion of the New Notes and the exercise of the Warrants.

   The Board of Directors also believes that it is prudent to increase the authorized number of shares of Common Stock to the proposed level in order to provide a reserve of shares available for issuance to meet business needs as they arise. Such future activities may include, without limitation, financings, establishing strategic relationships with corporate partners, providing equity incentives to employees, officers or directors, or effecting stock splits or dividends. The additional shares of Common Stock authorized may also be used to acquire or invest in complementary businesses or products or to obtain the right to use complementary products. The Board of Directors has no present plans for any such additional issuances of shares of Common Stock.

Possible Effects of the Proposed Amendment

   If the stockholders approve the proposed Amendment, the Board of Directors may cause the issuance of additional shares of Common Stock without further vote of the stockholders of the Company, except as provided under Delaware corporate law or under the rules of any securities exchange on which shares of Common Stock of the Company are then listed. Current holders of Common Stock have no preemptive or similar rights, which means that current stockholders do not have a prior right to purchase any new issue of capital stock of the Company in order to maintain their proportionate ownership thereof. The issuance of additional shares of Common Stock would decrease the proportionate equity interest of the Company's current stockholders and, depending upon the price paid for such additional shares, could result in dilution to the Company's current stockholders.

Required Vote

   The affirmative vote of a majority of the outstanding shares of Common Stock entitled to vote at the Special Meeting will be required to approve the Amendment. The Board of Directors of Interliant deems the approval of the proposed Amendment to be in the best interest of Interliant and its Stockholders and recommends that holders of Common Stock vote FOR Proposal II.

   WEB Hosting Organization LLC and SOFTBANK Technology Ventures, which collectively own a majority of our outstanding shares of Common Stock, have indicated their intent to vote in favor of this proposal at the Special Meeting and, accordingly, the approval of this Proposal is assured.

                                 PROPOSAL III

                        APPROVAL OF AN AMENDMENT TO THE
                       COMPANY'S 1998 STOCK OPTION PLAN

   The Board of Directors has unanimously approved, subject to stockholder approval, an amendment to our 1998 Stock Option Plan (as previously amended and restated, the "Plan"), to increase the maximum number of shares of Common Stock available for grant thereunder from 13,500,000 shares to 17,600,000 shares and to increase the maximum number of shares of Common Stock that may be subject to Options granted to any Optionee during any one calendar year from 500,000 to 1,000,000.

   A brief description of the material features of the Plan is set forth below, but is qualified by reference to the full text of the Plan as attached as Exhibit B to this Proxy Statement.

Summary of the Plan

   Purpose. The purpose of the Plan is to promote the interests of Interliant and its stockholders by strengthening the Company's ability to attract, motivate and retain employees, non-employee directors, advisors and consultants and to provide a means to encourage stock ownership and a proprietary interest in the Company by the employees, non-employee directors, advisors and consultants upon whose judgment, initiative and efforts the financial success and growth of the business of the Company largely depend.

   Eligible Employees. The eligible participants in the Plan are the Company's employees, non-employee directors, advisors and consultants, as determined and designated from time to time by the Company's Compensation Committee in its sole discretion. At September 30, 2001 there were approximately 800 employees, 11 non-employee directors and approximately 5 other advisors and consultants eligible to participate in the Plan.

   Grants Under the Plan. The Plan provides for the grant of options to purchase the Common Stock (including both options intended to qualify as incentive stock options under section 422 of the Code and stock options which do not so qualify).

   Administration. The Plan is administered by the Compensation Committee of the Board of Directors. Subject to the provisions of the Plan, the Compensation Committee has the authority and discretion to grant awards under the Plan, to interpret the provisions of the Plan and the award agreements made thereunder and to take such other action as may be necessary or desirable in order to carry out the provisions of the Plan.

   Maximum Shares to be Issued. Assuming Proposal III is approved by the Company's stockholders, the number of shares of Common Stock which may be issued pursuant to the grant of awards under the Plan may not exceed 17,600,000 in the aggregate (subject to antidilution adjustments). Any shares subject to an award granted under the Plan that cease to be issuable thereunder will thereafter be available for further award grants. Again assuming Proposal III is approved by the Company's stockholders, a maximum of 1,000,000 shares subject to options may be granted to any optionee during any one calendar year (subject to antidilution adjustments).

   Stock Option Grants. The Compensation Committee specifies the terms and conditions of stock options granted under the Plan including without limitation the number of shares covered by each option, the exercise price, the option period, any vesting restrictions with respect to the exercise of the option and whether each option is intended to qualify as an incentive stock option. No option under the Plan may have an option exercise period of more than ten years. Options intended to qualify as incentive stock options must have an exercise price per share of not less than the fair market value of the Common Stock on the date of grant. Furthermore, options intending to qualify as incentive stock options and granted to a person who at the time of the grant holds more than 10% of the total combined voting power of all classes of our Common Stock must have an exercise price per share of not less than 110% of the fair market value of the Common Stock on the date of grant and an option exercise period of not more than five years.

   Restrictions on Transfer. Awards under the Plan may not be transferred by a participant other than by will or by the laws of descent and distribution and may be exercised during the participant's lifetime only by the participant. Notwithstanding the foregoing, participants may, to the extent permitted by the Compensation Committee, transfer nonqualified options to members of the participant's immediate family or to charitable institutions.

   Amendment. The Board may at any time amend or terminate the Plan, provided that no such amendment may be made without the approval of our stockholders to the extent approval is required by applicable laws, rules or regulations and provided further that no amendment or termination may adversely affect the rights of a participant with respect to an outstanding award.

   Change in Control. Generally, options that are not vested and exercisable at the time of a change in control of Interliant (as defined in the Plan) will become fully vested and exercisable at such time unless, in connection with any such event, provisions have been made for (i) the continuation of the Plan and/or assumption of such options by a successor corporation or (ii) the substitution for such options of new options covering the stock of a successor corporation.

Federal Income Tax Consequences

   An optionee will not generally recognize taxable income upon the grant of a nonqualified stock option to purchase shares of Interliant common stock. Upon exercise of the option, the optionee will generally recognize ordinary income for federal income tax purposes equal to the excess of the fair market value for the shares over the exercise price. An optionee who sells any of the shares will recognize capital gain or loss measured by the difference between the tax basis of the shares and the amount realized on the sale. The tax basis of the shares in the hands of the optionee will equal the exercise price paid for the shares plus the amount of ordinary compensation income the optionee recognizes upon exercise of the option, and the holding period for the shares for capital gains purposes will commence on the day the option is exercised. Interliant will be entitled to a federal income tax deduction equal to the amount of ordinary compensation income recognized by the optionee. The deduction will be allowed at the same time the optionee recognizes the income.

   An optionee will not generally recognize income upon the grant of an incentive stock option to purchase shares of Interliant common stock and will not generally recognize income upon exercise of the option, provided the optionee is an employee of Interliant or a subsidiary at all times from the date of grant until three months prior to exercise. However, the amount by which the fair market value of the shares on the date of exercise exceeds the exercise price will be includable for purposes of determining any alternative minimum taxable income of an optionee. Where an optionee who has exercised an incentive stock option sells the shares acquired upon exercise more than two years after the grant date and more than one year after exercise, capital gain or loss will be recognized equal to the difference between the sales price and the exercise price. An optionee who sells the shares within two years after the grant date or within one year after exercise will recognize ordinary compensation income in an amount equal to the lesser of the difference between
(a) the exercise price and the fair market value of the shares on the date of exercise, or (b) the exercise price and the sales proceeds. Any remaining gain or loss will be treated as a capital gain or loss. Interliant will be entitled to a federal income tax deduction equal to the amount of ordinary compensation income recognized by the optionee in this case. The deduction will be allowable at the same time the optionee recognizes the income.

Grant Information

   At September 30, 2001, there were outstanding options with respect to 11,200,000 shares of the Common Stock granted pursuant to the Plan. It is not possible to determine the award grants that will be made pursuant to the Plan in the future. The table below sets forth information regarding stock option grants made under the Plan during the fiscal year ended December 31, 2000.

                                                                                               Number of Shares
                          Name and Current Position                           Dollar Value(1) Underlying Options
                          -------------------------                           --------------- ------------------
All current executive officers as a group....................................        0              160,000
All current directors who are not executive officers as a group..............        0                    0
All employees, including all current officers who are not executive officers,
  as a group.................................................................        0            2,420,575

--------
(1) Based upon the excess of fair market value of the Common Stock on December 31, 2000 over the exercise price. The closing price of Interliant Common Stock on the Nasdaq National Market System on November 7, 2001 was $0.46 per share.

Voting

   Proposal III must be approved by the affirmative vote of the holders of a majority of the shares of the Common Stock present, or represented, and entitled to vote at the Special Meeting. Abstentions from voting on this proposal will have the effect of a "no" vote. Broker non-votes are not considered shares present, are not entitled to vote and therefore will not affect the outcome of the vote on this proposal.

   The Board of Directors of Interliant deems the proposed amendment to the 1998 Stock Option Plan, as previously amended and restated, to increase the number of shares of Common Stock available for grant thereunder to 17,600,000 and to increase the maximum number of shares of Common Stock that may be subject to Options granted to any Optionee during any one calendar year to 1,000,000, to be in the best interest of Interliant and its stockholders and recommends that holders of the Common Stock vote FOR Proposal III.

   WEB Hosting Organization LLC and SOFTBANK Technology Ventures, which collectively own a majority of our outstanding Common Stock, have indicated their intent to vote in favor of this proposal at the Annual Meeting, and accordingly, the approval of this proposal is assured.

                BENEFICIAL OWNERSHIP OF COMMON STOCK BY CERTAIN
                          STOCKHOLDERS AND MANAGEMENT

   The following table sets forth certain information regarding the beneficial ownership of our Common Stock as of November 20, 2001 by (1) each person or entity known to us to own beneficially more than 5% of the outstanding shares of Common Stock, (2) each of our directors, (3) our five most highly compensated officers during the year ended December 31, 2000 and (4) all directors and executive officers as a group. Unless otherwise indicated below, to our knowledge, all persons listed below have sole voting and investment power with respect to their shares of Common Stock, except to the extent authority is shared by spouses under applicable law.

                                                                            Shares Beneficially Owned(1)
                                                                            ----------------------------
                                                                                Number         Percent
                                                                              ----------      -------
Web Hosting Organization LLC(2)............................................ 25,200,000         48.72
 c/o Charterhouse Group International, Inc.
 535 Madison Avenue
 New York, NY 10022
Charterhouse Group International, Inc.(2).................................. 37,601,370         58.63
 535 Madison Avenue
 New York, NY 10022
SBTV VI, LLC(3)............................................................ 10,045,480         16.26
 c/o SBVC, Inc.
 200 West Evelyn Avenue
 Mountain View, CA 94041
SOFTBANK Technology Ventures IV, L.P.(4)...................................  3,397,283          6.57
 c/o SBVC, Inc.
 200 West Evelyn Avenue
 Mountain View, CA 94041
Mathew Wolf(5).............................................................  2,782,963          5.38
 1001 Fannin Street, Suite 20000
 Houston, TX 77002
Leonard J. Fassler(6)(7)................................................... 25,399,000         49.09
Bradley A. Feld(6)(8)(9)................................................... 40,105,684         64.37
Herbert R. Hribar(10)......................................................         --             *
Francis J. Alfano(11)......................................................    112,250             *
Bruce Graham(9)............................................................  1,313,333          2.51
Bruce S. Klein(12).........................................................    112,250             *
Jennifer J. Lawton(13).....................................................    336,143             *
William A. Wilson(14)......................................................     47,250             *
Howard Diamond.............................................................         --             *
Thomas C. Dircks(15).......................................................         --             *
Charlie Feld(9)............................................................  1,263,333          2.42
Jay M. Gates(15)...........................................................         --             *
Merril M. Halpern(15)......................................................         --             *
Charles R. Lax(16).........................................................  3,398,283          6.57
Stephen W. Maggs(6)(17).................................................... 25,215,200         48.73
Patricia A.M. Riley(15)....................................................         --             *
David M. Walke.............................................................         --             *

All directors and executive officers as a group(6)(7)(8)(9)(10)(11)(12)(13)
  (14)(15)(16)(17)(18)(21 persons)......................................... 54,709,259         72.46

--------
   * Less than one percent.
 (1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, based on factors including voting and investment power with respect to shares. Shares subject to issuance upon exercise of warrants and options and upon conversion of convertible notes presently exercisable or convertible or exercisable or convertible within 60 days of November 20, 2001 are deemed outstanding for the purpose of computing the percentage of ownership of the person holding such options, warrants or convertible notes but are not deemed outstanding for computing the percentage ownership of any other person.
 (2) The principal members of Web Hosting Organization LLC ("WEB") are Charterhouse Equity Partners III, L.P. ("CEP"), an affiliate of Charterhouse Group International, Inc. ("Charterhouse"), and WHO Management LLC (the "WEB Members"). Their respective ownership interests in WEB are as follows: CEP: 95.2% and WHO Management LLC: 4.8%. Leonard J. Fassler and Bradley A. Feld are the member managers of, and Stephen W. Maggs is a member of, WHO Management LLC. The general partner of CEP is CHUSA Equity Investors III, L.P., whose general partner is Charterhouse Equity III, Inc., a wholly owned subsidiary of Charterhouse. As a result of the foregoing, all of the shares of Interliant held by WEB would, for purposes of Section 13d of the Securities Exchange Act of 1934, be considered to be beneficially owned by Charterhouse. In addition, CEP owns $10,493,442 in aggregate principal amount of 8% Convertible Subordinated Notes of Interliant which are convertible into an aggregate of 9,539,493 shares of Common Stock and warrants to purchase 2,861,877 shares of our Common Stock. All such shares are considered to be beneficially owned by Charterhouse.
 (3) SBTV VI, LLC is the general partner of the following entities: SOFTBANK Technology Ventures VI L.P.; SOFTBANK U.S. Ventures VI L.P.; SOFTBANK Technology Ventures Advisors Fund VI L.P.; and SOFTBANK Technology Ventures Side Fund VI L.P., which entities own in the aggregate $8,500,000 principal amount of 8% Convertible Subordinated Notes of Interliant. Such Notes are convertible into 7,727,273 shares of our Common Stock and the entities have warrants issued in connection with the Notes to purchase 2,318,207 shares of our Common Stock. All such shares are considered to be beneficially owned by SBTV VI, LLC.
 (4) Includes 63,869 shares held by SOFTBANK Technology Advisors Fund, L.P., an affiliated entity.
 (5) Includes 398,845 shares owned by the Ann Weltchek Wolf 1995 Marital Trust, 797,690 and shares owned by the Mathew D. Wolf Children's Trust. Mr. Wolf disclaims beneficial ownership of all the shares owned by both of the trusts named above.
 (6) Includes 25,200,000 shares held by WEB. Messrs. Fassler, B. Feld and Maggs are members of WHO Management LLC, which is a member of WEB. Each of Messrs. Fassler, B. Feld and Maggs disclaim beneficial ownership of such shares other than the shares attributable to each of them as a result of their membership in WHO Management LLC.
 (7) Includes 2,000 shares owned by Mr. Fassler's spouse. Mr. Fassler disclaims beneficial ownership of these shares. Also includes 15,000 shares of our Common Stock issuable pursuant to options presently exercisable or exercisable within 60 days of November 20, 2001.
 (8) Includes 3,333,414 shares held by SOFTBANK Technology Ventures IV, L.P. and 63,869 shares held by SOFTBANK Technology Advisors Fund, L.P. Mr. B. Feld, a Co-Chairman and Director of Interliant, is a managing member of STV IV, LLC which is the general partner of each of SOFTBANK Technology Ventures IV, L.P. and SOFTBANK Technology Advisors Fund, L.P. and of SBTV VI, LLC. Also includes 10,045,480 shares which are issuable upon the conversion of $8,500,000 in aggregate principal amount of 8% Convertible Subordinated Notes held by SBTV VI LLC. Mr. Feld disclaims beneficial ownership of such shares. Also includes 15,000 shares of our Common Stock issuable pursuant to options presently exercisable or exercisable within 60 days of November 20, 2001.
 (9) Includes warrants issued to The Feld Group, Inc. to purchase 180,000 shares of our Common Stock, 750,000 shares of our Common Stock issued to The Feld Group, Inc. and 333,333 shares of our Common Stock which represent the vested portion of an option to purchase 2,000,000 shares of our Common Stock granted to The Feld Group, Inc. Mr. Bradley Feld, a Co-Chairman and a director of Interliant, is a director of The Feld Group, Inc. Mr. Charlie Feld, a director of Interliant, is the President, Chief Executive Officer
    and a director of The Feld Group, Inc. as well as a member of Feld Partners Management, LLC ("Feld Partners"), the principal shareholder of The Feld Group, Inc. Mr. Graham, the Chief Executive Officer, President and a director of Interliant, is also a member of Feld Partners. Messrs. B. Feld,
    C. Feld and Graham disclaim beneficial ownership of such warrants, shares and options. See "Related Party Transactions--Consulting Agreement with The Feld Group."
(10) Mr. Hribar resigned from the Company on April 24, 2001.
(11) Includes 1,000 shares owned by Mr. Alfano's spouse. Mr. Alfano disclaims beneficial ownership of these shares. Also includes 110,000 shares of our Common Stock issuable pursuant to options presently exercisable or exercisable within 60 days of November 20, 2001.
(12) Includes 1,000 shares owned by Mr. Klein's spouse. Mr. Klein disclaims beneficial ownership of these shares. Also includes 110,000 shares of our Common Stock issuable pursuant to options presently exercisable or exercisable within 60 days of November 20, 2001.
(13) Includes 12,500 shares of our Common Stock issuable pursuant to options presently exercisable or exercisable within 60 days of November 20, 2001.
(14) Includes 2,000 shares owned by trusts for Mr. Wilson's children. Mr. Wilson disclaims beneficial ownership of these shares. Also includes 41,250 shares of our Common Stock issuable pursuant to options presently exercisable or exercisable within 60 days of November 20, 2001.
(15) Excludes 37,601,370 shares beneficially owned by Charterhouse. Messrs. Halpern, Dircks and Gates are directors and/or officers of Charterhouse. Mr. Halpern is a stockholder of Charterhouse. Ms. Riley was formerly an officer of Charterhouse. Each of Messrs. Halpern, Dircks, Gates and Ms. Riley disclaims beneficial ownership of these shares.
(16) Includes 3,333,414 shares held by SOFTBANK Technology Ventures IV, L.P., 63,869 shares held by SOFTBANK Technology Advisors Fund, L.P. Mr. Lax, a director of Interliant, is a managing member of STV IV LLC, the general partner of SOFTBANK Technology Ventures IV, L.P. Mr. Lax disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.
(17) Includes 15,000 shares of our Common Stock issuable pursuant to options presently exercisable or exercisable within 60 days of November 20, 2001.
(18) Includes 1,145,833 shares of our Common Stock issuable pursuant to options presently exercisable or exercisable within 60 days of November 20, 2001.

                            EXECUTIVE COMPENSATION

   The following table sets forth the total compensation for the years ended December 31, 1998, 1999 and 2000, respectively, for the persons listed below:

                          Summary Compensation Table

                                                                                          Long-term Compensation
                                                           Annual Compensation                    Awards
                                                  -------------------------------------- -------------------------
                                                                                          Securities
                                                                          Other Annual    Underlying   All other
               Name and Position                  Year  Salary   Bonus   Compensation(1) Options/SARs Compensation
               -----------------                  ---- -------- -------- --------------- ------------ ------------
Herbert R. Hribar................................ 2000 $322,179 $175,000          --      1,500,000        --
  Former President, Chief Executive Officer and
   Director(2)

Jennifer J. Lawton............................... 2000 $191,667 $ 75,000          --             --        --
  Former Senior Vice President, International(3)  1999 $130,210                   --         25,000        --

William A. Wilson................................ 2000 $200,000 $ 40,000          --             --        --
  Former Chief Financial Officer(4)               1999 $181,250 $ 75,000          --         25,000        --
                                                  1998 $ 48,894       --          --             --        --

Bruce S. Klein................................... 2000 $200,000 $ 25,000          --             --        --
  Senior Vice President, General Counsel, and     1999 $187,500 $ 25,000          --         25,000        --
   Secretary(5)                                   1998 $116,667       --     $15,635             --        --

Francis J. Alfano................................ 2000 $200,000       --          --             --        --
  Senior Vice President, Corporate                1999 $164,583 $ 25,000          --         25,000        --
   Development(6)                                 1998 $ 12,500       --          --             --        --

--------
(1) In accordance with SEC rules, other compensation in the form of perquisites and other personal benefits has been omitted in those instances where such perquisites and other personal benefits constituted less than the lesser of $50,000 or 10% of the total annual salary and bonus for the executive officer for each fiscal year.
(2) Mr. Hribar commenced his employment with us as of January 31, 2000. Effective April 24, 2001, Mr. Hribar resigned as an employee, officer and director of the Company.
(3) Ms. Lawton commenced her employment with us in February 1999. Effective April 30, 2001, Ms. Lawton resigned as an officer of the Company.
(4) Mr. Wilson commenced his employment with us in September 1998. Effective
    May 15, 2001, Mr. Wilson resigned as an employee and officer of the Company.
(5) Mr. Klein commenced his employment with us in April 1998. Other annual compensation represents amounts paid to Mr. Klein for services rendered as a consultant prior to becoming an employee.
(6) Mr. Alfano commenced his employment with us in December 1998. He was appointed Chief Financial Officer on May 15, 2001.

                       Option Grants in Last Fiscal Year

   The following table sets forth information regarding the option grants made during the year ended December 31, 2000 to each of the executive officers named in the Summary Compensation Table:

                                 OPTION GRANTS



                                   Percent of                           Individual Grant Values at
                                 Total Options                           Assumed Annual Rates of
                     Number of     Granted to                            Stock Price Appreciation
                     Securities Employees in the Exercise or                 for Option Term
                     Underlying    Year Ended    Base Price  Expiration --------------------------
Name                  Options         2000        ($/Share)     Date         5%           10%
----                 ---------- ---------------- ----------- ----------  ----------   -----------
Herbert R. Hribar(1) 1,500,000        N.A.         $18.00       1/10    65,535,000   120,360,000
Jennifer J. Lawton..         0
William A. Wilson...         0
Bruce S. Klein......         0

   The following table sets forth information regarding the exercise of options and the number and value of options held at December 31, 2000 by each of the executive officers listed below:

                            Year-End Option Values

                                                                        Value of Unexercised
                                        Number of Unexercised Options  In-the-Money Options at
                     Shares                 at December 31, 2000        December 31, 2000(2)
                   Acquired on  Value   ----------------------------- -------------------------
Name                Exercise   Realized Exercisable     Unexercisable Exercisable Unexercisable
----               ----------- -------- -----------     ------------- ----------- -------------
Herbert R. Hribar.    N.A.       N.A.          0          1,500,000      N.A.         $-0-
Jennifer J. Lawton    N.A.       N.A.      6,250             18,750      $-0-         $-0-
William A. Wilson.    N.A.       N.A.      6,250             18,750      $-0-         $-0-
Bruce S. Klein....    N.A.       N.A.      6,250             18,750      $-0-         $-0-
Francis J. Alfano.    N.A.       N.A.      6,250             18,750      $-0-         $-0-

--------
(1) These options were granted outside of our stock option plan.
(2) Based on the difference between the closing price of our Common Stock on December 31, 2000 of $3.19 as reported by the Nasdaq National Market and the per share option exercise price, multiplied by the number of shares of Common Stock underlying the options.

   For a description of our stock option plan, see Proposal II below.

Employment Agreements

   We have entered into employment agreements with certain of our officers. A description of certain terms contained in those agreements is set forth below:

Term and Compensation

   In December 2000, Leonard Fassler, our Co-Chairman, renewed his employment agreement with us on a month-to-month basis at an annual compensation rate of $180,000. In May 2001, Mr. Fassler further amended his agreement with us by extending the term to May 31, 2002 and, for the twelve-month period commencing June 1, 2001, he received 180,000 shares of our Common Stock in lieu of any cash compensation to be paid during such term.

   In February 1999, we entered into an employment agreement with Jennifer J. Lawton, our former Senior Vice President, International, for a term of three years at an annual base salary of $150,000 plus a signing bonus equal to $150,000, of which $98,000 has already been paid with the balance due in February 2002./1/ Ms. Lawton resigned as an officer of the Company as of April 30, 2001 and in connection therewith, she entered into a Separation Agreement with us which provides, among other things, that she will remain an employee through November 16, 2001, being paid her current base salary through such date, and on or before November 30, 2001 she will receive four months of base salary or $37,500 plus the final $52,000 of her signing bonus.

Severance

   Our agreement with Mr. Fassler provides that, in general, in the event of termination due to death or disability for a specified period of time, Mr. Fassler or the estate of Mr. Fassler, as applicable, shall be entitled to receive a payment based on his salary and we will continue to provide Mr. Fassler, his spouse and minor children, as applicable, with certain medical and other benefits through the end of the term of his agreement.

   We also have an agreement with Mr. Klein under which he is entitled to receive a payment equal to one year's worth of his current annual salary or $180,000, whichever is greater, in the event he is terminated without cause or if he terminates for good reason.

Employee Covenants

   Our agreements with Ms. Lawton and Mr. Fassler, an employment agreement with Mr. Munroe, the term of which expired on November 19, 2001, and an employment agreement with Mr.Ventresca, the term of which expired in February 2001, prohibit each of them during and for periods ranging from twelve to twenty-four months after the end of his or her employment with the Company or their respective agreement term from:

  .  soliciting any customers which are in any way related to our business;

  .  generally competing with our business; or

  . disclosing or enabling anyone else to use any information he or she obtains during his or her employment with us.

  .  These agreements also prohibit such employees from:

  . tortiously interfering or attempting to disrupt our business relationship with customers or suppliers; or

  .  soliciting our employees.

   In addition, each of our agreements with these employees, as well as separate agreements with our other executive officers include restrictive covenants for the benefit of the Company relating to nondisclosure by the employee of the Company's confidential business information and our right to inventions and improvements created by the employee.

Consulting Agreements

   See "Related Party Transactions" for descriptions of certain consulting agreements.

                          RELATED PARTY TRANSACTIONS

$20 Million Funding Agreement

   On August 15, 2001, affiliates of Charterhouse and SOFTBANK Technology Ventures VI, L.P. and its related funds ("SOFTBANK") purchased, in the aggregate, 190 units ("Units"), each Unit consisting of $100,000
--------
/1/  In connection with our acquisition in February 1999 of Net Daemons
   Associates, Inc., of which Ms. Lawton was a principal shareholder, we agreed to certain non-compete covenants in her employment agreement. In February 1999, we paid Ms. Lawton $1.3 million in consideration for these non-compete covenants.

principal amount of 8% Convertible Subordinated Notes ("Notes") and 27,273 warrants ("Warrants") for the purchase of shares of our Common Stock for a total sales price of $19.0 million. The Notes are convertible at the option of the holder, at any time prior to maturity, into Common Stock at a conversion price of $1.10 per share, subject to adjustment. Upon the consummation of the transactions contemplated by the Recapitalization and Exchange Agreement, the conversion price will be reduced to $1.00 per share. Interest payments will be payable on the last day of each calendar quarter by the issuance of additional Notes. The Notes mature on June 30, 2003. The Warrants have an exercise price of $1.25 per share and expire five years after issuance. Upon the consummation of the transactions contemplated by the Recapitalization and Exchange Agreement, the exercise price will be reduced to $.60 per share. At the same time, EYT, Inc. ("EYT"), an entity controlled by Charterhouse and SOFTBANK, repurchased from us our investment in EYT for a purchase price of $1 million, which approximates our cost of such investment.

Distributions by Our Significant Stockholder

   Pursuant to the terms of the Limited Liability Company Agreement of WEB, the WEB Members shall be entitled to receive a distribution of all cash funds or other property of WEB available from any source other than the ordinary operations of its subsidiaries, after payment of all expenses of WEB due at the time of such distribution ("Total Proceeds"). The Total Proceeds shall be distributed to the WEB Members in tranches with priority given to covering members' federal tax liability, followed by return of capital and then as necessary to achieve specified internal rates of return. Thereafter, portions of the Total Proceeds will be distributed to WHO Management.

   Of the management distributions to WHO Management LLC, 70% are retained by WHO Management LLC for distribution to our four co-founders, who include Messrs. Fassler, B. Feld and Maggs and 30% are distributed to SMI Fund LLC, a New York limited liability company, for distribution to its members.

   As of September 30, 2001, there were 29 members of SMI, all of whom serve or have served as either Interliant executive officers, senior employees, employees who were hired shortly after our formation or consultants. Of those 29 members, four are members of our present executive management team who collectively own 34% of SMI.

   The management distributions to WHO Management LLC increase as the WEB Members realize specified internal rates of return on their investment in WEB. The following diagram depicts the flow of the distribution of Total Proceeds to the WEB Members. No Total Proceeds have been distributed to date.





                                  [FLOW CHART]



Consulting Agreements with Our Co-founders

   Mr. B. Feld, through Intensity Ventures, Inc., entered into a one year consulting agreement with us effective January 1, 2000 with substantially identical terms to the agreements described above, except that Mr. B. Feld is not prohibited from competing with us and is not entitled to participate in our employee benefit plans. His annual consulting fee of $180,000 has been, through May 31, 2001, paid to Intensity Ventures, Inc. on a gross basis as an independent contractor. This consulting agreement was renewed on a month-to-month basis in December 2000. In May 2001, Intensity Ventures, Inc. further amended its agreement with us by extending the term to May 31, 2002, and for the twelve-month period commencing June 1, 2001, it received 180,000 shares of our Common Stock in lieu of any cash compensation to be paid during such term.

   During the year ended December 31, 2000, we paid consulting fees of $180,000 to Intensity Ventures Inc., pursuant to the consulting agreement described above.

Consulting Agreement with The Feld Group

   In August 2000, we entered into an agreement with The Feld Group, Inc. ("The Feld Group"), a Dallas, Texas based technology and management services firm, under which Bruce Graham of The Feld Group has rendered services to us as our Chief Operating Officer through April 24, 2001. In May 2001, we amended that agreement, under which Mr. Graham is now rendering services to us as our Chief Executive Officer and President. Mr. Graham is a member of Feld Partners Management, LLC ("Feld Partners"), the principal shareholder of The Feld Group.

   The amended agreement with The Feld Group terminates on May 31, 2002, and their fees for services are $100,000 per month plus out-of-pocket expenses.

   As additional compensation, The Feld Group has been granted an option to purchase 2,000,000 shares of our Common Stock at an exercise price of $1.00 per share. The option shares will vest and become exercisable, so long as the consulting agreement with The Feld Group remains in effect, in forty-eight equal monthly installments based on the passage of time, on each monthly anniversary date of the Date of Grant (i.e., May 22, 2001) beginning June 22, 2001 and continuing through and including, May 22, 2005. Upon a change in control of the Company, the option with respect to such number of shares equal to the difference between 1,000,000 minus the then vested portion of the first 1,000,000 of the total option share grant, shall become fully and immediately vested and exercisable. In addition, the balance of the 2,000,000 option shares grant not otherwise vested as provided above, shall become fully and immediately vested and exercisable upon the occurrence of both of the following events: (1) a change in control of the Company, and (2) after such change of control, The Feld Group's engagement by the Company or the successor entity resulting therefrom, is terminated by the Company or such successor or The Feld Group terminates the engagement due to a significant adverse change in its or Mr. Graham's level of responsibility, compensation or staffing requirements, as directed by the Board of Directors of the Company or such successor, which is not remedied within 30 days of written notice from the The Feld Group to such Board advising them of The Feld Group's intention to terminate the engagement. Under the amended agreement, The Feld Group also received 750,000 shares of our Common Stock as a sign-on bonus.

   In the year ended December 31, 2000, we paid consulting fees of $627,391 to The Feld Group pursuant to this agreement and The Feld Group also received warrants to purchase 180,000 shares of our Common Stock at a price of $13.06 per share.

   Bradley Feld, Co-chairman and a director of Interliant, is also a director of The Feld Group, Inc. Charlie Feld, a director of Interliant, is the President and Chief Executive Officer and a director of The Feld Group, Inc. In addition, SOFTBANK Technology Ventures VI, L.P., an affiliated fund of SOFTBANK Venture Capital is an investor in Feld Partners, and two of SOFTBANK Venture Capital's other affiliated funds, SOFTBANK Technology Ventures IV, L.P. and SOFTBANK Technology Advisors Fund, L.P. are holders of Interliant Common Stock. Charles R. Lax, also a director of Interliant, and Bradley Feld are managing directors of SOFTBANK Venture Capital.

                          DEADLINES FOR SUBMISSION OF
          PROXY PROPOSALS, NOMINATION OR DIRECTORS AND OTHER BUSINESS

   Proxy Statement Proposals. Stockholder proposals intended to be included in the Proxy Statement and form of proxy for the Annual Meeting of Stockholders to be held in 2002, in addition to meeting certain eligibility requirements established by the Securities and Exchange Commission, must be in writing and received by the Secretary at the Company's principal executive offices on or prior to December 21, 2001. Alternate notice deadlines apply if the date of the annual meeting differs by more than 30 days from the date of the previous year's annual meeting.

                                          By Order of the Board of Directors

                                          /s/ BRUCE S. KLEIN
                                          _____________________________________
                                          Bruce S. Klein, Secretary

Purchase, New York
November 20, 2001

                                   EXHIBIT A

                      PROPOSED AMENDMENT TO THE COMPANY'S
                         CERTIFICATE OF INCORPORATION

   The first paragraph of Article Fourth of the Certificate of Incorporation is amended as follows to increase the number of shares from the presently authorized 200,000,000 shares of common stock, par value $.01 per share, to 250,000,000 shares of common stock, par value $.01 per share. The 1,000,000 shares of preferred stock, par value $.01 per share, shall remain unchanged.

  "Fourth: The authorized capital stock of the Corporation shall consist of (i) 250,000,000 shares of Common Stock, par value $.01 per share (the "Common Stock"), and (ii) 1,000,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock")."

                                   EXHIBIT B

                               INTERLIANT, INC.
                            1998 STOCK OPTION PLAN
                  AMENDED AND RESTATED AS OF NOVEMBER 1, 2001

                                   ARTICLE I

                                    PURPOSE

   This Interliant, Inc. 1998 Stock Option Plan is intended to advance the interests of the Company and its stockholders and subsidiaries by attracting, retaining and motivating the performance of selected officers, employees and consultants of the Company of high caliber and potential upon whose judgment, initiative and effort the Company is largely dependent for the successful conduct of its business, and to encourage and enable such persons to acquire and retain a proprietary interest in the Company by ownership of its stock.

                                  ARTICLE II

                                  DEFINITIONS

   (a) "Board" means the Board of Directors of the Company.

   (b) "Code" means the Internal Revenue Code of 1986, as amended.

   (c) "Common Stock" means the Company's Common Stock, par value $.01 per share.

   (d) "Committee" means the Compensation Committee of the Board or any other committee of the Board appointed by the Board to administer the Plan from time to time. The full Board shall also have the authority to exercise the powers and duties of the Committee under the Plan.

   (e) "Company" means Interliant, Inc., a Delaware corporation.

   (f) "Date of Grant" means the date on which an Option becomes effective in accordance with Section 6.1 hereof.

   (g) "Eligible Person" means any person who is an officer, director, employee or consultant of the Company or any Subsidiary.

   (h) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

   (i) "Fair Market Value" of the Common Stock as of any date means the average of the closing prices of the sales of Common Stock on all securities exchanges on which the Common Stock is listed or, if on any day the Common Stock is not so listed, the sales price of the Common Stock as reported on the Nasdaq National Market as of 4:00 P.M. New York Time, on such day or, if the Common Stock is not reported on the Nasdaq National Market, the average of the representative bid and asked prices quoted over a period of 21 trading days consisting of the day as of which Fair Market Value is being determined and the 20 consecutive trading days prior to such day. If at any time the Common Stock is not listed on any securities exchange or quoted on the Nasdaq National Market, Fair Market Value will be determined in good faith by the Committee in whatever manner it considers appropriate. Fair Market Value will be determined without regard to any restriction on transferability of the Common Stock other than any such restriction which by its terms will never lapse.

   (j) "Incentive Stock Option" means a stock option granted under the Plan that is intended to meet the requirements of Section 422 of the Code and the regulations promulgated thereunder.

   (k) "Nonqualified Stock Option" means a stock option granted under the Plan that is not an Incentive Stock Option.

   (l) "Option" means an Incentive Stock Option or a Nonqualified Stock Option granted under the Plan.

   (m) "Optionee" means an Eligible Person to whom an Option has been granted, which Option has not expired, under the Plan.

   (n) "Option Price" means the price at which each share of Common Stock subject to an Option may be purchased, determined in accordance with Section
6.2 hereof.

   (o) "Plan" means this Interliant, Inc. 1998 Stock Option Plan.

   (p) "Stock Option Agreement" means an agreement between the Company and an Optionee under which the Optionee may purchase Common Stock under the Plan.

   (q) "Subsidiary" means a subsidiary corporation of the Company, within the meaning of Section 424(f) of the Code.

   (r) "Ten-Percent Owner" means an Optionee who, at the time an Incentive Stock Option is granted, owns stock possessing more than ten percent of the total combined voting power of all classes of stock of the Company, its parent, if any, or any Subsidiary, within the meaning of Sections 422(b)(6) and 424(d) of the Code.

                                  ARTICLE III

                                  ELIGIBILITY

   All Eligible Persons are eligible to receive a grant of an Option under the Plan. The Committee shall, in its sole discretion, determine and designate from time to time those Eligible Persons who are to be granted an Option.

                                  ARTICLE IV

                                ADMINISTRATION

   4.1 COMMITTEE MEMBERS. The Plan shall be administered by a Committee comprised of no fewer than two persons selected by the Board, or by the full Board. Solely to the extent deemed necessary or advisable by the Board, each Committee member shall meet the definition of a "nonemployee director" for purposes of such Rule 16b-3 under the Exchange Act and of an "outside director" under Section 162(m) of the Code.

   4.2 COMMITTEE AUTHORITY. Subject to the express provisions of the Plan, the Committee shall have the authority, in its discretion, to determine the Eligible Persons to whom an Option shall be granted, the time or times at which an Option shall be granted, the number of shares of Common Stock subject to each Option, the Option Price of the shares subject to each Option and the time or times when each Option shall become exercisable and the duration of the exercise period. Subject to the express provisions of the Plan, the Committee shall also have discretionary authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it, to determine the details and provisions of each Stock Option Agreement, and to make all the determinations necessary or advisable in the administration of the Plan. All such actions and determinations by the Committee shall be conclusively binding for all purposes and upon all persons. No Committee member shall be liable for any action or determination made in good faith with respect to the Plan, any Option or any Stock Option Agreement entered into hereunder.

   4.3 DELEGATION OF AUTHORITY. The Committee shall have the right from time to time, to delegate to one or more officers of the Company the authority of the Committee to grant and determine the terms and conditions of Options awarded under the Plan, subject to such limitations as the Committee shall determine; provided, however, that no such authority may be delegated with respect to Options awarded to any member of the Board or any Optionee who the Committee determines may be subject to Rule 16b-3 under the Exchange Act or section 162(m) of the Code.

   4.4 GRANTS TO NON-EMPLOYEE DIRECTORS. Awards of Options to non-employee directors under the Plan shall be approved by the Board. With respect to awards to such directors, powers and authorities vested in the Committee under the Plan shall be exercised by the Board, and all provisions of the Plan relating to the Committee shall be interpreted in a manner consistent with the foregoing by treating any such reference as a reference to the Board for such purpose.

                                   ARTICLE V

                        SHARES OF STOCK SUBJECT TO PLAN

   5.1 NUMBER OF SHARES. Subject to adjustment pursuant to the provisions of
Section 5.2 hereof, the maximum number of shares of Common Stock which may be issued and sold hereunder shall be 17,600,000 shares. Shares of Common Stock issued and sold under the Plan may be either authorized but unissued shares or shares held in the Company's treasury. Shares of Common Stock covered by an Option that shall have been exercised shall not again be available for an Option grant. If an Option shall terminate for any reason (including, without limitation, the cancellation of an Option pursuant to Section 6.6 hereof) without being wholly exercised, the number of shares to which such Option termination relates shall again be available for grant hereunder.

   5.2 ANTIDILUTION. In the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger or consolidation, or the sale, conveyance, or other transfer by the Company of all or substantially all of its property, or any other change in the corporate structure or shares of the Company, pursuant to any of which events the then outstanding shares of Common Stock are split up or combined, or are changed into, become exchangeable at the holder's election for, or entitle the holder thereof to, cash, other shares of stock, or any of the consideration, or in the case of any other transaction described in Section 424(a) of the Code, the Committee may (i) change the number and kind of shares (including by substitution of shares of another corporation) subject to the Options and/or the Option Price of such shares in the manner that it shall deem to be equitable and appropriate or (ii) provide for an appropriate and proportionate cash settlement or distribution.
In no event may any such change be made to an Incentive Stock Option which would constitute a "modification" within the meaning of Section 424(h)(3) of the Code without the written consent of the Optionee adversely affected thereby.

                                  ARTICLE VI

                                    OPTIONS

   6.1 GRANT OF OPTION. An Option may be granted to any Eligible Person selected by the Committee. The grant of an Option shall first be effective upon the date it is approved by the Committee, except to the extent the Committee shall specify a later date upon which the grant of an Option shall first be effective. Each Option shall be designated, at the discretion of the Committee, as an Incentive Stock Option or a Nonqualified Stock Option, provided that Incentive Stock Options may only be granted to Eligible Persons who are considered employees of the Company or any Subsidiary for purposes of Section 422 of the Code. The Company and the Optionee shall execute a Stock Option Agreement which shall set forth such terms and conditions of the Option as may be determined by the Committee to be consistent with the Plan, and which may include additional provisions and restrictions that are not inconsistent with the Plan.

   6.2 OPTION PRICE. The Option Price shall be determined by the Committee; provided, however, that, in the case of an Incentive Stock Option, the Option Price shall not be less than 100 percent of the Fair Market Value of a share of Common Stock on the Date of Grant.

   6.3 VESTING; TERM OF OPTION. Unless otherwise specified by the Committee in the Stock Option Agreement for an Optionee, an Option shall vest and become exercisable in cumulative annual installments, each of which shall relate to one-fourth of the number of shares of Common Stock originally covered thereby (as may be adjusted in accordance with Section 5.2 hereof), on the first, second, third and fourth anniversaries of the Date of Grant, respectively, provided that the Optionee remains an Eligible Person on each such anniversary. Notwithstanding the foregoing, the Committee, in its sole discretion, may accelerate the exercisability of any Option at any time, and an Option may become vested and exercisable in accordance with the provisions of Articles VIII and IX hereof. Subject to Article VIII hereof, the period during which a vested Option may be exercised shall be ten years from the Date of Grant, unless a shorter exercise period is specified by the Committee in the Stock Option Agreement for an Optionee.

   6.4 OPTION EXERCISE; WITHHOLDING. An Option may be exercised in whole or in part at any time, with respect to whole shares only, within the period permitted for the exercise thereof, and shall be exercised by written notice of intent to exercise the Option with respect to a specified number of shares delivered to the Company at its principal office, and payment in full to the Company at said office of the amount of the Option Price for the number of shares of the Common Stock with respect to which the Option is then being exercised. Payment of the Option Price shall be made (i) in cash or by cash equivalent, (ii) at the discretion of the Committee, in Common Stock owned by the Optionee for more than six months on the date of exercise, valued at the Fair Market Value of such shares on the trading date immediately preceding the date of exercise, (iii) at the discretion of the Committee, by delivery of a notice that the optionee has placed a market sell order (or similar instructions) with a broker with respect to shares of Common Stock then issuable upon exercise of the option and that the broker has been directed to pay sufficient portion of the net proceeds of the sale to the Company in satisfaction of the Option Price (conditioned upon the payment of such net proceeds), or (iv) at the discretion of the Committee, by a combination of the methods described above. In addition to and at the time of payment of the Option Price, the Optionee shall pay to the Company, in a manner consistent with the foregoing, the full amount of all federal and state withholding and other employment taxes applicable to the taxable income of such Optionee resulting from such exercise.

   6.5 LIMITED TRANSFERABILITY OF OPTION. All Options shall be nontransferable except upon the Optionee's death, by the Optionee's will or the laws of descent and distribution. No transfer of an Option by the Optionee by will or by laws of descent and distribution shall be effective to bind the Company unless the Company shall have been furnished with written notice thereof and an authenticated copy of the will and/or such other evidence as the Committee may deem necessary to establish the validity of the transfer. During the lifetime of an Optionee, the Option shall be exercisable only by him, except that, in the case of an Optionee who is legally incapacitated, the Option shall be exercisable by his guardian or legal representative.

   6.6 CANCELLATION, SUBSTITUTION AND AMENDMENT OF OPTIONS. The Committee shall have the authority to effect, at any time and from time to time, with the consent of the affected Optionees, (i) the cancellation of any or all outstanding Options and the grant in substitution therefor of new Options covering the same or different numbers of shares of Common Stock and having an Option Price which may be the same as or different than the Option Price of the cancelled Options or (ii) the amendment of the terms of any and all outstanding Options.

   6.7 MAXIMUM LIMIT. Notwithstanding anything elsewhere in the Plan to the contrary, the maximum number of shares of Common Stock that may be subject to Options granted to any Optionee during any one calendar year shall be 1,000,000 shares, subject to adjustment as provided in Section 5.2 hereof.

                                  ARTICLE VII

                           ADDITIONAL RULES FOR ISOS

   7.1 TEN-PERCENT OWNERS. Notwithstanding any other provisions of this Plan to the contrary, in the case of an Incentive Stock Option granted to a Ten-Percent Owner, (i) the period during which any such Incentive Stock Option may be exercised shall not be greater than five years from the Date of Grant and (ii) the Option Price of such Incentive Stock Option shall not be less than 110 percent of the Fair Market Value of a share of Common Stock on the Date of Grant.

   7.2 ANNUAL LIMITS. No Incentive Stock Option shall be granted to an Optionee as a result of which the aggregate fair market value (determined as of the date of grant) of the stock with respect to which incentive stock options are exercisable for the first time in any calendar year under the Plan, and any other stock option plans of the Company, any Subsidiary or any parent corporation, would exceed $100,000, determined in accordance with Section 422(d) of the Code. This limitation shall be applied by taking options into account in the order in which granted.

   7.3 DISQUALIFYING DISPOSITIONS. If shares of Common Stock acquired by exercise of an Incentive Stock Option are disposed of within two years following the Date of Grant or within one year following the transfer of such shares to the Optionee upon exercise, the Optionee shall, within 10 days after such disposition, notify the Company in writing of the date and terms of such disposition and provide such other information regarding the disposition as the Committee may reasonably require.

   7.4 OTHER TERMS AND CONDITIONS. Any Incentive Stock Option granted hereunder shall contain such additional terms and conditions, not inconsistent with the terms of this Plan, as are deemed necessary or desirable by the Committee, which terms, together with the terms of this Plan, shall be intended and interpreted to cause such Incentive Stock Option to qualify as an "incentive stock option" under Section 422 of the Code.

                                 ARTICLE VIII

                            TERMINATION OF SERVICE

   8.1 DEATH. Unless otherwise specified by the Committee in the Stock Option Agreement for an Optionee, if an Optionee shall die at any time after the Date of Grant and while he is an Eligible Person, the executor or administrator of the estate of the decedent, or the person or persons to whom an Option shall have been validly transferred in accordance with Section 6.5 hereof pursuant to will or the laws of descent and distribution, shall have the right, during the period ending one year after the date of the Optionee's death (subject to Sections 6.3 and 7.1 hereof concerning the maximum term of an Option), to exercise the Optionee's Option to the extent that it was exercisable at the date of the Optionee's death and shall not have been previously exercised. The Committee may determine at or after grant to make any portion of his Option that is not exercisable at the date of death immediately vested and exercisable.

   8.2 DISABILITY. Unless otherwise specified by the Committee in the Stock Option Agreement for an Optionee, if an Optionee's employment or other service with the Company or any Subsidiary shall be terminated as a result of his permanent and total disability (within the meaning of Section 22(e)(3) of the Code) at any time after the Date of Grant and while he is an Eligible Person, the Optionee (or in the case of an Optionee who is legally incapacitated, his guardian or legal representative) shall have the right, during a period ending one year after the date of his disability (subject to Sections 6.3 and 7.1 hereof concerning the maximum term of an Option), to exercise an Option to the extent that it was exercisable at the date of such termination of employment or other service and shall not have been exercised. The Committee may determine at or after grant to make any portion of his Option that is not exercisable at the date of termination of employment or other service due to disability immediately vested and exercisable.

   8.3 TERMINATION FOR CAUSE. Unless otherwise specified by the Committee in the Stock Option Agreement for an Optionee, if an Optionee's employment or other service with the Company or any Subsidiary shall be terminated for cause, the Optionee's right to exercise any unexercised portion of an Option shall immediately terminate and all rights thereunder shall cease. For purposes of this Section 8.3, termination for "cause" shall include, but not be limited to, embezzlement or misappropriation of corporate funds, any acts of dishonesty resulting in conviction for a felony, misconduct resulting in material injury to the Company or any Subsidiary, significant activities harmful to the reputation of the Company or any Subsidiary, a significant violation of Company or Subsidiary policy, willful refusal to perform, or substantial disregard of, the duties properly assigned to the Optionee, or a significant violation of any contractual, statutory or common law duty of loyalty to the Company or any Subsidiary. The Committee shall have the power to determine whether the Optionee has been terminated for cause and the date upon which such termination for cause occurs. Any such determination shall be final, conclusive and binding upon the Optionee.

   8.4 OTHER TERMINATION OF SERVICE. Unless otherwise specified by the Committee in the Stock Option Agreement for an Optionee, if an Optionee's employment or other service with the Company or any Subsidiary shall be terminated for any reason other than death, permanent and total disability or termination for cause, the Optionee shall have the right, during the period ending 90 days after such termination (subject to Sections 6.3 and 7.1 hereof concerning the maximum term of an Option), to exercise an Option to the extent that it was exercisable at the date of such termination and shall not have been exercised. For purposes of this Section 8.4, an Optionee shall not be considered to have terminated employment or other service with the Company or any Subsidiary until the expiration of the period of any military, sick leave or other bona fide leave of absence, up to a maximum period of 90 days (or such greater period during which the Optionee is guaranteed reemployment either by statute or contract).

                                  ARTICLE IX

                               CHANGE IN CONTROL

   9.1 CHANGE IN CONTROL. Upon a "change in control" of the Company (as defined below), each outstanding Option, to the extent that it shall not otherwise have become vested and exercisable, shall automatically become fully and immediately vested and exercisable, without regard to any otherwise applicable vesting requirement under Section 6.3 hereof; provided, however, that no such vesting shall occur if provision has been made in writing in connection with such transaction for (a) the continuation of the Plan and/or the assumption of such Options by a successor corporation (or a parent or subsidiary thereof) or (b) the substitution for such Options of new options covering the stock of a successor corporation (or a parent or subsidiary thereof), with appropriate adjustments as to the number and kinds of shares and exercise prices. In the event of any such continuation, assumption or substitution, the Plan and/or such Options shall continue in the manner and under the terms so provided.

 9.2 DEFINITION. For purposes of Section 9.1 hereof, a "change in control" of the Company shall mean:

      (i) an acquisition subsequent to the date hereof by any person, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person"), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (A) the then outstanding shares of Common Stock or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); excluding, however, the following: (1) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company,
   (2) any acquisition by the Company and (3) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company;

      (ii) a change in the composition of the Board such that during any period of two consecutive years, individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in paragraphs (i), (iii) or (iv) of this section) whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the members thereof;

      (iii) the approval by the stockholders of the Company of a merger, consolidation, reorganization or similar corporate transaction, whether or not the Company is the surviving corporation in such transaction, in which outstanding shares of Common Stock are converted into (A) shares of stock of another company, other than a conversion into shares of voting common stock of the successor corporation (or a holding company thereof) representing 80% of the voting power of all capital stock thereof outstanding immediately after the merger or consolidation or (B) other securities (of either the Company or another company) or cash or other property;

      (iv) the approval by the stockholders of the Company of (A) the sale or other disposition of all or substantially all of the assets of the Company or (B) a complete liquidation or dissolution of the Company; or

      (v) the adoption by the Board of a resolution to the effect that any person has acquired effective control of the business and affairs of the Company.

                                   ARTICLE X

                              STOCK CERTIFICATES

   10.1 ISSUANCE OF CERTIFICATES. Subject to Section 10.2 hereof, the Company shall issue a stock certificate in the name of the Optionee (or other person exercising the Option in accordance with the provisions of the Plan) for the shares of Common Stock purchased by exercise of an Option as soon as practicable after due exercise and payment of the aggregate Option Price for such shares. A separate stock certificate or separate stock certificates shall be issued for any shares of Common Stock purchased pursuant to the exercise of an Option that is an Incentive Stock Option, which certificate or certificates shall not include any shares of Common Stock that were purchased pursuant to the exercise of an Option that is a Nonqualified Stock Option.

   10.2 CONDITIONS. The Company shall not be required to issue or deliver any certificate for shares of Common Stock purchased upon the exercise of any Option granted hereunder or any portion thereof prior to fulfillment of all of the following conditions:

      (i) the completion of any registration or other qualification of such shares, under any federal or state law or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body, that the Committee shall in its sole discretion deem necessary or advisable;

      (ii) the obtaining of any approval or other clearance from any federal or state governmental agency which the Committee shall in its sole discretion determine to be necessary or advisable;

      (iii) the lapse of such reasonable period of time following the exercise of the Option as the Committee from time to time may establish for reasons of administrative convenience;

      (iv) satisfaction by the Optionee of all applicable withholding taxes or other withholding liabilities; and

      (v) if required by the Committee, in its sole discretion, the receipt by the Company from an Optionee of (i) a representation in writing that the shares of Common Stock received upon exercise of an Option are being acquired for investment and not with a view to distribution and (ii) such other representations and warranties as are deemed necessary by counsel to the Company.

   10.3 LEGENDS. The Company reserves the right to legend any certificate for shares of Common Stock, conditioning sales of such shares upon compliance with applicable federal and state securities laws and regulations.

                                  ARTICLE XI

                   EFFECTIVE DATE, TERMINATION AND AMENDMENT

   11.1 EFFECTIVE DATE. The Plan shall become effective upon its adoption by the Board and its approval by the stockholders of the Company.

   11.2 TERMINATION. The Plan shall terminate on the date immediately preceding the tenth anniversary of the date the Plan is adopted by the Board. The Board may, in its sole discretion and at any earlier date, terminate the Plan. Notwithstanding the foregoing, no termination of the Plan shall in any manner affect any Option theretofore granted without the consent of the Optionee or the permitted transferee of the Option.

   11.3 AMENDMENT. The Board may at any time and from time to time and in any respect, amend or modify the Plan. Solely to the extent deemed necessary or advisable by the Board, for purposes of complying with Sections 422 or 162(m) of the Code or rules of any securities exchange or for any other reason, the Board may seek the approval of any such amendment by the Company's stockholders. Any such approval shall be by the affirmative votes of the stockholders of the Company present, or represented, and entitled to vote at a meeting duly held in accordance with applicable state law and the Certificate of Incorporation and By-Laws of the Company. Notwithstanding the foregoing, no amendment or modification of the Plan shall in any manner affect any Option theretofore granted without the consent of the Optionee or the permitted transferee of the Option.

                                  ARTICLE XII

                                 MISCELLANEOUS

   12.1 EMPLOYMENT OR OTHER SERVICE. Nothing in the Plan, in the grant of any Option or in any Stock Option Agreement shall confer upon any Eligible Person the right to continue in the capacity in which he is employed by or otherwise provides services to the Company or any Subsidiary. Notwithstanding anything contained in the Plan to the contrary, unless otherwise provided in a Stock Option Agreement, no Option shall be affected by any change of duties or position of the Optionee (including a transfer to or from the Company or any Subsidiary), so long as such Optionee continues to be an Eligible Person.

   12.2 RIGHTS AS SHAREHOLDER. An Optionee or the permitted transferee of an Option shall have no rights as a shareholder with respect to any shares subject to such Option prior to the purchase of such shares by exercise of such Option as provided herein. Nothing contained herein or in the Stock Option Agreement relating to any Option shall create an obligation on the part of the Company to repurchase any shares of Common Stock purchased hereunder.

   12.3 OTHER COMPENSATION AND BENEFIT PLANS. The adoption of the Plan shall not affect any other stock option or incentive or other compensation plans in effect for the Company or any Subsidiary, nor shall the Plan preclude the Company from establishing any other forms of incentive or other compensation for employees of the Company or any Subsidiary. The amount of any compensation deemed to be received by an Optionee as a result of the exercise of an Option or the sale of shares received upon such exercise shall not constitute compensation with respect to which any other employee benefits of such Optionee are determined, including, without limitation, benefits under any bonus, pension, profit sharing, life insurance or salary continuation plan, except as otherwise specifically determined by the Board or the Committee or provided by the terms of such plan.

   12.4 PLAN BINDING ON SUCCESSORS. The Plan shall be binding upon the Company, its successors and assigns, and the Optionee, his executor, administrator and permitted transferees.

   12.5 CONSTRUCTION AND INTERPRETATION. Whenever used herein, nouns in the singular shall include the plural, and the masculine pronoun shall include the feminine gender. Headings of Articles and Sections hereof are inserted for convenience and reference and constitute no part of the Plan.

   12.6 SEVERABILITY. If any provision of the Plan or any Stock Option Agreement shall be determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions hereof and thereof shall be severable and enforceable in accordance with their terms, and all provisions shall remain enforceable in any other jurisdiction.

   12.7 GOVERNING LAW. The validity and construction of this Plan and of the Stock Option Agreements shall be governed by the laws of the State of Delaware.

                               INTERLIANT, INC.

                   PROXY FOR SPECIAL MEETING OF STOCKHOLDERS
                               December 11, 2001
        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                               INTERLIANT, INC.

        The undersigned hereby appoints Bruce Graham and Bruce S. Klein as proxies, with power to act without the other and with power of substitution, and hereby authorizes them to represent and vote, as designated on the other side, all the shares of stock of Interliant, Inc. standing in the name of the undersigned with all powers to which the undersigned would possess if present at the Special Meeting of Stockholders of the Company to be held December 11, 2001 or any adjournment thereof.

      (Continued, and to be marked, dated and signed, on the other side)

                            YOUR VOTE IS IMPORTANT!
                                  PLEASE VOTE

                             Fold and Detach Here

     THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" THE PROPOSALS. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

                                                                 [X] Please
     mark your votes as
                                                                     indicated
                                                                     in this
                                                                     example

     The Board of Directors recommends a vote FOR Items 1, 2, and 3.

                                                          FOR AGAINST ABSTAIN
  ITEM 1--APPROVAL OF COMMON STOCK ISSUANCE               [_]   [_]     [_]
  ITEM 2--APPROVAL OF AMENDMENT TO AMENDED AND
          RESTATED CERTIFICATION OF INCORPORATION         [_]   [_]     [_]
  ITEM 3--APPROVAL OF AMENDMENT TO 1998 STOCK OPTION PLAN [_]   [_]     [_]


     Signature ____________________________________________________  Date: ______________________________________

     Signature (if held jointly) __________________________________  Date: ______________________________________


     NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such.